UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Montgomery Street, Suite 200

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

(415) 655-4580

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference into this Item 1.01

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 17, 2013, Terreno Realty LLC, a wholly-owned subsidiary (the “Borrower”) of Terreno Realty Corporation (the “Company”), entered into a Second Amended and Restated Senior Credit Agreement (the “Amended Facility”) with KeyBank National Association, as administrative agent and as a lender, KeyBanc Capital Markets, as a lead arranger, and PNC Bank, National Association, Union Bank, N.A. and Regions Bank as lenders (collectively the “Lenders”) to add a five-year $50.0 million term loan and amend its existing $100.0 million revolving credit facility.

The five-year $50.0 million term loan maturity date under the Amended Facility is January 16, 2018 and the Borrower will have up to six months to borrow the full $50.0 million. The amendment extends the maturity date for the $100.0 million revolving credit facility under the Amended Facility to January 2016 and provides for one 12-month extension option exercisable by the Company, subject, among other things, to there being an absence of an event of default under the Amended Facility and to the Borrower’s payment of an extension fee. Interest on the Amended Facility, including the term loan, will generally be paid based upon, at the Company’s option, either (i) LIBOR plus the applicable LIBOR margin or (ii) the applicable base rate which is the greater of the administrative agent’s prime rate plus 1.00%, 0.50% above the federal funds effective rate, or thirty-day LIBOR plus the applicable LIBOR margin for LIBOR rate loans under the Amended Facility. The applicable LIBOR margin will range from 1.65% to 2.65% depending on the ratio of the Company’s outstanding consolidated indebtedness to the value of the Company’s consolidated gross asset value. Prior to the amendment, the applicable LIBOR margin ranged from 2.50% to 3.50% under our revolving credit facility. The aggregate amount of the Amended Facility may be increased to a total of up to $300.0 million, subject to the approval of the administrative agent and the identification of lenders willing to make available additional amounts. As of January 17, 2013, borrowings of approximately $65.4 million were outstanding under the Amended Facility, including approximately $0 drawn under the term loan.

The Amended Facility continues to be guaranteed by the Company and by substantially all of the Borrower’s current and to-be-formed subsidiaries that own a “borrowing base property.” In addition, the Amended Facility continues to be secured by a pledge of the Borrower’s equity interests in the subsidiaries that hold each of the borrowing base properties. Outstanding borrowings under the Amended Facility are limited to the lesser of (i) the sum of the $100.0 million revolving credit facility amount and the $50.0 million term loan amount or (ii) 60% of the value of the borrowing base properties. Other than as described in this Current Report on Form 8-K, there were no other material amendments to the existing facility.

A copy of the Amended Facility is attached hereto as Exhibit 10.1. The foregoing summary of the Amended Facility is qualified in its entirety by reference to the Amended Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1*	Second Amended and Restated Senior Credit Agreement, dated as of January 17, 2013, among Terreno Realty LLC, KeyBank National Association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Lead Arranger,” and the several banks, financial institutions and other entities which may from time to time become parties as additional “Lenders”

*	Filed herewith

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation

Date: January 22, 2013	By: /s/ Michael A. Coke
Michael A. Coke
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Title

10.1*	Second Amended and Restated Senior Credit Agreement, dated as of January 17, 2013, among Terreno Realty LLC, KeyBank National Association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Lead Arranger,” and the several banks, financial institutions and other entities which may from time to time become parties as additional “Lenders”

*	Filed herewith